Exhibit 10.1

January 31, 2022

Stan Jacot

[***Address Redacted***]

Dear Stan:

On behalf of Arcadia Biosciences, Inc., henceforth the “Company,” it is my pleasure to offer you the position of Chief Executive Officer. This letter constitutes the entire agreement relating to the terms of your employment, except for the Confidentiality and Invention Assignment Agreement between you and the Company (which must be executed as a condition of your employment), and the Severance and Change in Control Agreement between you and the Company, to be dated the Effective Date. The terms set forth below shall be effective as of your date of hire, which is anticipated to be 2/2/2022 (the “Effective Date”), conditioned upon such approval.

Title and Base Salary. Your title will be Chief Executive Officer and you will report directly to the Company’s Board of Directors. As of the Effective Date, your annual base salary shall be $350,000. The salary shall be subject to an annual review and may be increased at the Board’s discretion.

Bonus Compensation. In addition to your base salary, you will be eligible for an annual incentive cash bonus, as determined by the Company. Your annual incentive cash bonus shall have a target equal to 50% of your base salary as of the Effective Date, prorated for the portion of year during which you are employed by the Company. The target bonus and its components, the Company performance goals, and your individual objectives shall be determined and documented each year by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Vacation. You will be entitled to four (4) weeks of paid vacation for each calendar year.

Equity Awards.

Initial Grant

Concurrent with the commencement of your employment with the Company, you will be granted an option to purchase shares of common stock of the Company (“Company

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077• Fax: 530-756-7027 • Web: www.arcadiabio.com

Common Stock”) as follows, under the terms and conditions of a Non-Qualified Stock Option Agreement (an “Option”):

Strike Price*	Number of Shares
FMV	Number of shares that would make the black-scholes value equal $250,000

* FMV = the price of a share of RKDA common stock at close of market on the date of grant, which will be the Effective Date; if FMV is greater than the listed strike price on the date of grant, such strike price shall be increased to reflect FMV.

Your Option shall vest and become exercisable in accordance with the schedule below:

•
25% of the shares subject to the Option will be fully vested and exercisable effective as of the first anniversary of the Effective Date (the “Initial Vesting Date”), subject to your continued service through the Initial Vesting Date, and;
•
75% of the shares subject to the Option will vest and become exercisable in 36 equal monthly installments following the Initial Vesting Date, with the first such monthly vesting date taking place on February 28, 2023 and subsequent vesting dates on the last day of the next 35 months thereafter (with the last vesting date on January 31, 2026), subject to your continued service through the applicable vesting date.

Other Grants

The Company may grant equity awards to you from time to time, which will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant. The Compensation Committee will determine in its discretion whether you will be granted any such equity awards and the terms and conditions of any such awards in accordance with the terms of any applicable equity plan. You should be aware that you may incur federal and state income taxes as a result of your receipt, or the vesting of any equity compensation awards, and it shall be your responsibility to pay any such applicable taxes.

Severance and Change in Control Agreement. You will have the benefits set forth in a Severance and Change in Control Agreement between you and the Company to be executed on the Effective Date, a copy of which is attached hereto.

Other Benefits. You will be eligible for all Company adopted benefits, under the terms and conditions of such benefit plans. Your coverage for medical, dental, and vision benefits will become effective on the first of the month following your first thirty (30) days of employment. You will also be given an additional $5,000 each year for health and wellness to use at your discretion. Such benefit does not constitute a Company wellness plan.

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077• Fax: 530-756-7027 • Web: www.arcadiabio.com

Your employment is “at-will,” which means that either you or the Company may terminate the employment relationship at any time for any reason or for no reason (subject to the terms of the Severance and Change in Control Agreement). This at-will relationship may not be modified by any oral or implied agreement.

Conditions of Employment.

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In accordance with the Federal Immigration Reform and Control Act of 1986, we are required to have Employment Eligibility Verification form I-9 on file. On your first day of employment, you will be asked to provide identification needed to complete the Form I-9 requirements.

•
You will sign the Company’s Confidentiality and Invention Agreement and the Company’s Severance and Change in Control Agreement.

•
You will be required to comply with the Company’s personnel policies outlined in the Employee Handbook or as adopted from time to time by the Company.

•
You represent to the Company that you are not subject to any obligation, contractual or otherwise, that prevents or restricts you from becoming employed by the Company, or that creates any potential or actual conflict of interest, or places the Company at risk of liability for hiring you.

•
You represent and agree that you have not taken and will not import or use any proprietary or trade secret information belonging to any other person or entity, including your former employer, in the discharge of your duties for the Company.

The information contained in this letter represents the entire substance of Arcadia’s offer of employment to you and is contingent upon successful completion of all pre-and post-employment checks. If all the above terms and conditions meet with your approval, please sign this letter, and return it by January 31, 2022. If this document is not returned by this date, this offer of employment shall be withdrawn.

I very much look forward to you joining the Arcadia team. If you should have any questions, please feel free to call me.

Sincerely,

/s/ KEVIN COMCOWICH

Kevin Comcowich,

Interim Chief Executive Officer

ACCEPTED BY:

/s/ STAN JACOT

Stan Jacot

January 31, 2022

Date

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077• Fax: 530-756-7027 • Web: www.arcadiabio.com

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077• Fax: 530-756-7027 • Web: www.arcadiabio.com